Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Calvin Darling	408-523-2277

INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS

SUNNYVALE, CALIF. April 19, 2011 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported first quarter of 2011 revenue of $388 million, up 18% compared with $329 million for the first quarter of 2010. First quarter of 2011 revenue growth was driven by continued robotic procedure adoption and higher da Vinci Surgical System sales.

First quarter of 2011 instruments and accessories revenue increased 28% to $157 million from $123 million in the first quarter of 2010. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 30%. First quarter of 2011 systems revenue was $167 million, an increase of 8%, compared to $155 million during the first quarter of 2010. First quarter of 2011 services revenue increased 26% to $64 million from $51 million during the first quarter of 2010, reflecting growth in the installed base of da Vinci Surgical Systems.

First quarter of 2011 operating income increased 14% to $148 million from $130 million during the first quarter of 2010. Operating results for the first quarter of 2011 included $32 million of non-cash stock-based compensation expense compared with $27 million for the first quarter of 2010.

First quarter of 2011 net income increased 22% to $104 million, or $2.59 per diluted share, from $85 million, or $2.12 per diluted share for the first quarter of 2010.

Intuitive ended the first quarter of 2011 with $1,757 million in cash, cash equivalents and investments, reflecting an increase of $148 million during the quarter, net of $12 million used to repurchase 36,000 shares of common stock.

Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “Our procedure and revenue growth reflect further adoption of da Vinci Surgery across several procedure categories. We remain focused on developing and commercializing products that increase the efficacy and reduce the invasiveness of surgery.”

The Company will also announce these results at a conference call today at 1:30 pm PST. The dial-in numbers for the call are 800-230-1092 for participants located in the United States and 612-234-9960 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® Surgical System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinc® Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, Intuitive Surgical®, da Vinci®, da Vinci S®, da Vinci® S HD Surgical System, da Vinci® Si, da Vinci® Si-e HD Surgical SystemTM, EndoWrist®, Single-SiteTM, DVSTATTM and InSite® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic conditions and related credit markets and related impact on health care spending; health care reform legislation in the United States and its implications on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products; and risks and other factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2010, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
Revenue:
Instruments & Accessories	$157.4	$151.1	$122.7
Systems	167.1	177.6	155.3
Services	63.6	60.6	50.6

Total revenue	388.1	389.3	328.6

Cost of revenue:
Products	84.8	83.8	68.0
Services	24.5	23.3	20.1

Total cost of revenue (1)	109.3	107.1	88.1
Gross profit	278.8	282.2	240.5

Operating expenses:
Selling, general and administrative	99.1	95.8	82.8
Research and development (2)	31.4	32.6	28.0

Total operating expenses (1)	130.5	128.4	110.8

Income from operations	148.3	153.8	129.7

Interest and other income, net	5.3	3.4	4.1

Income before income taxes	153.6	157.2	133.8
Provision for income taxes	49.5	36.0	48.5

Net lncome	$104.1	$121.2	$85.3

Earnings per share:
Basic	$2.66	$3.10	$2.20

Diluted	$2.59	$3.02	$2.12

Shares used in computing earnings per share:
Basic	39.1	39.1	38.8

Diluted	40.2	40.1	40.2

(1)	Includes stock-based compensation expense of $5.3 million, $4.8 million and $4.0 million in total cost of revenue and $26.8 million, $25.4 million and $22.8 million in total operating expenses for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
(2)	Includes amortization of purchased intellectual property of $4.2 million, $4.4 million and $3.6 million in research and development expenses for the three months ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	3/31/2011	12/31/2010
Cash, cash equivalents, and investments	$1,757.0	$1,608.9
Accounts receivable, net	259.9	246.8
Inventory	93.3	86.8
Property and equipment, net	162.6	159.8
Goodwill	116.9	116.9
Deferred tax assets	73.9	81.8
Other assets	104.7	89.4

Total assets	$2,568.3	$2,390.4

Accounts payable and other accrued liabilities	$205.7	$226.1
Deferred revenue	131.7	126.9

Total liabilities	337.4	353.0
Stockholders’ equity	2,230.9	2,037.4

Total liabilities and stockholders' equity	$2,568.3	$2,390.4